Exhibit 99

ConocoPhillips Third-Quarter 2005 Interim Update

    HOUSTON--(BUSINESS WIRE)--Oct. 3, 2005--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the third quarter of 2005. The market indicators and company estimates may differ considerably from the company's actual results scheduled to be reported on October 26, 2005.


    Highlights - Third-Quarter 2005 vs. Second-Quarter 2005

    --  Impact of Hurricanes Katrina, Rita and Dennis

        -- Approximately 20,000 barrels of oil equivalent production per day downtime for the quarter.

        -- Partner-operated Ursa field remains shut-in due to Hurricane Katrina.

        -- Company-operated Green Canyon platforms sustained damage during Hurricane Rita and remain shut-in, with minimal production impact for the quarter.

        -- Company-operated Magnolia sustained minimal damage and production is expected to resume shortly, contingent upon resumption of operations at non-operated related infrastructure, such as pipelines and utilities.

        -- Alliance refinery expected to begin partial operation in December and return to full operation in early 2006.

        --  Sweeny refinery returned to normal operations.

        -- Lake Charles refinery sustained minimal damage, and startup expected in mid-October.

        -- Initial estimate of the company's share of mutual insurance premium charges, affecting the third quarter, due to Hurricane Katrina is $30 million, after-tax. Total impact of hurricane-related charges still being evaluated.

    --  Exploration and Production

        --  Higher crude oil prices.

        --  Higher natural gas prices.

        -- Daily production slightly less than prior quarter level, including hurricane impacts.

    --  Refining and Marketing

        --  Higher worldwide refining margins.

        -- Significantly lower U.S. and international marketing margins.

        -- Lower capacity utilization rate in the mid 90-percent range, including hurricane impacts.

        --  Decreased turnaround activity and costs.

    --  LUKOIL Investment

        --  Ownership of 14.8 percent at quarter end.

    --  Midstream / Chemicals

        -- Midstream results expected to be similar to previous quarter.

        -- Chemicals results anticipated to be lower than previous quarter.

    --  Corporate

        --  Debt balance of approximately $13.5 billion.

    Exploration and Production (E&P)

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as to the effect of pricing lags.

Market Indicators

                                3Q 2005  2Q 2005  3Q vs. 2Q   3Q 2004
                                                     2005
----------------------------------------------------------------------
Dated Brent ($/bbl)              $61.54    51.59      9.95      41.54
----------------------------------------------------------------------
WTI ($/bbl)                       63.05    53.03     10.02      43.86
----------------------------------------------------------------------
ANS USWC ($/bbl)                  60.79    50.04     10.75      41.80
----------------------------------------------------------------------
Henry Hub first of month ($/mcf)   8.53     6.74      1.79       5.75
----------------------------------------------------------------------
                                                       Source: Platts

    In advance of the arrival of Hurricane Katrina, production was shut-in from seven Gulf Coast fields in which ConocoPhillips has an interest. Following the hurricane, six fields restarted production. The partner-operated Ursa field remains shut-in, pending full assessment and infrastructure coming back online.
    Hurricane Rita production impacts are largely expected to be short-term in nature. These production impacts primarily occurred in the Gulf of Mexico fields and the onshore Louisiana and Texas fields in which ConocoPhillips has an interest. The company-operated Magnolia field sustained minimal damage and production is expected to resume shortly, contingent upon resumption of operations at non-operated related infrastructure, such as pipelines and utilities.
    Third-quarter production on a barrel-of-oil-equivalent basis, including Syncrude, is expected to be slightly lower than the previous quarter. Hurricanes Katrina, Rita and Dennis, along with unplanned downtime in Alaska and the United Kingdom, negatively impacted production during the quarter. Impacts of production-sharing contracts in Indonesia, driven by higher prices, continued to lower production volumes. These impacts result in 2005 full-year production that is expected to be similar to 2004, assuming timely start-up of Gulf Coast production, shut down as a result of Hurricane Rita. This excludes the impact of the company's equity investment in LUKOIL.
    Third-quarter exploration expenses are expected to be higher than the prior quarter, due to increased exploration activity.

    Refining and Marketing (R&M)

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. In addition, the company's refining configuration generally yields somewhat higher distillate volumes and lower gasoline volumes than those implied by the market indicators shown below.

Market Indicators

                                3Q 2005   2Q 2005  3Q vs. 2Q  3Q 2004
                                                      2005
----------------------------------------------------------------------
Refining Margins ($/bbl)
----------------------------------------------------------------------
    East Coast WTI 3:2:1        $14.81      8.80       6.01      7.00
----------------------------------------------------------------------
    Gulf Coast WTI 3:2:1         17.42      9.63       7.79      6.33
----------------------------------------------------------------------
    Mid-Continent WTI 3:2:1      17.06     11.51       5.55      8.09
----------------------------------------------------------------------
    West Coast ANS 3:2:1         26.61     22.20       4.41     17.92
----------------------------------------------------------------------
    Weighted U.S. 3:2:1          18.51     12.35       6.16      9.10
----------------------------------------------------------------------
    NW Europe Dated Brent 3:1:2  16.53     15.09       1.44     11.76
----------------------------------------------------------------------
WTI/Maya differential (trading
 month)                          15.48     13.04       2.44     11.66
----------------------------------------------------------------------
U.S. Wholesale Gasoline
 Marketing                        0.42      2.20      (1.78)     1.50
----------------------------------------------------------------------
                                                       Source: Platts

    As indicated in the table above, worldwide refining margins for the third quarter are expected to be higher than the second quarter, moderated somewhat by the company's refining configuration, which is more heavily weighted toward distillates. R&M segment earnings are expected to be negatively impacted by a significant reduction in worldwide marketing margins. Realized U.S. wholesale marketing margins were significantly lower than market indicators, and realized international marketing margins are expected to be lower than the previous quarter. In addition, lower co-products margins and higher utility costs continue to negatively impact segment earnings. Turnaround costs are expected to be approximately $54 million before-tax.
    The company's average crude oil refining capacity utilization rate for the third quarter is expected to be lower, in the mid 90-percent range, primarily as a result of the impact of Hurricanes Katrina and Rita on the company's 715,000-barrel-per-day Gulf Coast refining capacity.

    ConocoPhillips' 247,000-barrel-per-day Alliance refinery located in Belle Chasse, La., remains shut down as a result of damages sustained during Hurricane Katrina. Initial access to the refinery was limited due to flooding and infrastructure damage to the surrounding areas. Removal of water from the site is complete, the area has been secured, and repairs have begun. The refinery is expected to begin partial operation in December and return to full operation in early 2006.
    The Sweeny, Texas, and Lake Charles, La., refineries were shutdown in anticipation of Hurricane Rita. Sweeny has returned to normal operations. Pending power restoration, Lake Charles is anticipated to resume operations in mid-October.

    Corporate

    The company's expected debt balance at the end of the third quarter is approximately $13.5 billion. Compared with the previous quarter, corporate expenses from continuing operations are expected to be negatively impacted by approximately $80 million, after-tax, due to premiums paid on the early retirement of debt, increased benefit-related charges and negative foreign exchange impacts. The average diluted shares outstanding during the third quarter is expected to be 1,418 million shares.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are about ConocoPhillips' main business segments: exploration and production, refining and marketing, midstream and chemicals. There are also forward-looking statements about the impact of Hurricanes Katrina, Rita and Dennis on ConocoPhillips' main business segments; ConocoPhillips' expected crude oil, natural gas and natural gas liquids production and prices; expected exploration expenses; weighted worldwide refining margins; worldwide marketing margins; refinery utilization rates; turnaround costs; balance sheet debt level; corporate expenses from continuing operations; and average diluted shares outstanding. These statements are based on activity from operations for the first two months of the third-quarter of 2005 and include estimated results for September, and as such are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the third-quarter of 2005 on October 26, 2005, may differ materially from the estimates given in this update.
    Where in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters that could cause the stated expectation or belief to differ materially from that stated in this update. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: ConocoPhillips, Houston